Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Provention Bio, Inc. on Form S-3 to be filed on or about July 29, 2022 of our report dated February 24, 2022, on our audits of the consolidated financial statements as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021, which report was included in the Annual Report on Form 10-K filed February 24, 2022. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

July 29, 2022